EXHIBIT 2.2


                        ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 30th day of June, 2000 by and among World Access Telecommunications Group, Inc., an Illinois corporation (the "Seller"), Netvoice Encom LP, a Texas limited partnership (the "Buyer"), and NetVoice Technologies Corporation, a Nevada corporation (the "Parent").

                          W I T N E S S E T H :

     WHEREAS, the Seller operates a division doing business as "Encom" which is engaged in the business of providing telecommunications services primarily to pre-paid calling card providers (the "Division");

     WHEREAS, upon and subject to the terms and conditions contained herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain assets of the Division, and the Buyer agrees to assume certain liabilities; and

     WHEREAS, the Parent, as the parent of Buyer, shall unconditionally and absolutely guarantee the obligations and liabilities of the Buyer to the Seller under this Agreement and all related documents.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, promises and covenants contained herein and upon and subject to the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 ARTICLE 1:  PURCHASE AND SALE OF ASSETS

     SECTION 1.1.   TRANSFER OF THE ASSETS.

     Effective as of the Closing (as hereinafter defined), the Buyer hereby purchases from the Seller, and the Seller hereby sells, conveys, transfers, assigns and delivers to the Buyer, all of the assets, properties and rights used exclusively in the operation of the Division, including without limitation, all accounts and other receivables attributable to the Division accruing on or after June 1, 2000 (the "June Receivables") and those assets set forth on SCHEDULE 1.1(a) (such assets, properties and rights, except the Excluded Assets, being referred to as the "Assets"). The parties hereto acknowledge and agree that the Buyer shall not purchase from the Seller any of the assets, properties and rights set forth on SCHEDULE 1.1(b) (the "Excluded Assets").

     SECTION 1.2.   PURCHASE PRICE.

     The aggregate purchase price (the "Purchase Price") to be paid by the Buyer for the Assets shall equal (i) Six Million Dollars ($6,000,000) in cash (the "Cash Component") and (ii) a convertible promissory note in the aggregate principal amount of Two Million One Hundred Thousand Dollars ($2,100,000) and in the form of Exhibit 1.2 attached hereto (the "Note"). The

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Purchase Price shall be paid by the Buyer to the Seller at the Closing, with the Cash Component to be by wire transfer of immediately available federal funds.

     SECTION 1.3.   ALLOCATION.

     The parties agree to use their best efforts after Closing to reach agreement on an allocation of the Purchase Price and file their federal and state income tax returns (and Form 8594, if applicable) on the basis of the allocation agreed upon. Neither party shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

     SECTION 1.4.   LIABILITIES.

     Effective as of the Closing, the Buyer hereby agrees to assume, pay, perform and discharge, and to indemnify the Seller against and hold it harmless from (i) all accounts payable and accrued expenses attributable to the Division as reflected on the Recent Balance Sheet (as defined below),
(ii) all accounts payable and accrued expenses incurred on or after June 1, 2000 in the ordinary course of business of the Division (the accounts payable and accrued expenses described in (i) and (ii) being referred to as "Payables"), and (iii) all obligations and liabilities of the Seller as of June 1, 2000 and thereafter under and pursuant to the contracts listed in item 2 of SCHEDULE 1.1(a) (the "Assigned Contracts") and any other contract, agreement or understanding which constitutes an Asset (collectively, the "Assumed Liabilities"). It is understood and agreed that the Buyer shall not assume or become liable for the payment or performance of any obligations or liabilities of the Seller, except to the extent such liabilities constitute Assumed Liabilities.

     SECTION 1.5.   CLOSING.

     The consummation of the purchase and sale of the Assets (the "Closing") is simultaneous with the execution and delivery of this Agreement by the Buyer and the Seller. The Buyer shall commence to operate and control the business of the Division as of the Closing and the Buyer shall make all payments required to be paid and the Buyer and the Seller shall deliver all instruments at the Closing as provided in this Agreement. Notwithstanding the foregoing, the parties agree that the effective date of the Closing for purposes of allocation of revenues and expenses shall be June 1, 2000.

     SECTION 1.6.   DELIVERIES AT THE CLOSING.

     Simultaneous with the execution hereof, the parties acknowledge that the following actions have been taken:

          (a)  the Buyer shall deliver to the Seller the Note;

          (b) the Buyer has received Uniform Commercial Code ("UCC") termination statements with respect to the original UCC-1 financing statements covering the Assets filed by Bank of America, N.A. in connection with that certain Amended and Restated Credit Agreement, dated December 7, 1999, between Telco Systems, Inc., World Access Holdings, Inc., Bank of

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America, N.A., Fleet National Bank, Bank Austria Creditanstalt Corporate
Finance, Inc. and Bank of America Securities LLC;

          (c) the Parent and the Seller have executed the Registration Rights Agreement in the form of Exhibit 1.6A attached hereto (the
"Registration Rights Agreement");

          (d) the Buyer and Seller have executed the Security Agreement in the form of Exhibit 1.6B attached hereto (the "Security Agreement"); and

          (e) the Parent shall have executed the Unconditional Guarantee of Payment and Performance in the form of Exhibit 1.6C attached hereto (the "Guaranty"); and

          (f) the Seller shall have executed an Assignment relating to the trademark listed on SCHEDULE 2.9.

     SECTION 1.7.   POST-CLOSING SETTLE-UP.

     Subsequent to Closing, the Buyer and the Seller shall determine the amount, if any, of (i) Receivables that were collected by the Seller prior to the date of Closing and (ii) Payables that were discharged by the Seller prior to the date of Closing, and within ninety (90) days following the Closing (x) the Seller shall pay to the Buyer the net amount thereof if the amount of Receivables collected exceeds the Payables discharged or (y) the Buyer shall pay to the Seller the net amount thereof if the amount of Payables discharged exceeds the amount of Receivables collected. In addition, within thirty (30) days following the Closing, the Buyer shall reimburse the Seller for (a) expenses paid by Seller in the ordinary course in its operation of the Division from and after June 1, 2000 and (b) the market value of call originating and termination services provided by the Seller to the Division between June 1, 2000 and the Closing.

     SECTION 1.8.   COLLECTIONS OF ACCOUNTS RECEIVABLE.

     For the period commencing as of the Closing and ending one hundred twenty (120) days thereafter (the "Collection Period"), the Buyer shall use its reasonable best efforts to collect on behalf of the Seller, as the Seller's agent, all of the accounts receivable attributable to the Division as reflected on the Recent Balance Sheet (the "May Accounts Receivable"). Any payment received by the Buyer during the Collection Period from any account debtor obligated with respect to any of the May Accounts Receivable shall be applied in the manner described on SCHEDULE 1.8 attached hereto unless specifically directed otherwise by such account debtor because of a bona fide dispute between the Seller and such account debtor. The Buyer shall not have the right to compromise, settle or adjust the amount of any of the May Accounts Receivable without the Seller's prior consent. The Buyer shall remit such collections to the Seller within five (5) days of the end of the month in which they were collected. The Buyer shall not have any liability to the Seller for any May Accounts Receivable that are not collected and following the expiration of the Collection Period, the Buyer shall have no further obligation with respect to the May Accounts Receivable except to remit to the Seller any payment that is received by the Buyer with respect thereto.

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           ARTICLE 2:  SELLER'S REPRESENTATIONS AND WARRANTIES

     The Seller hereby represents and warrants to the Buyer the following:

     SECTION 2.1.   ORGANIZATION OF THE SELLER.

     The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to carry on and conduct the business of the Division as it is now being conducted and to own or lease its properties and assets related to the Division, and is duly qualified and in good standing in every state in which the conduct of the business of the Division or the ownership of its properties and assets related to the Division requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on the Division.

     SECTION 2.2.   POWER AND AUTHORITY OF THE SELLER.

     The Seller has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the Seller's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or equitable principles.

     SECTION 2.3.   CONFLICTS; REQUIRED CONSENTS.

     Except as set forth on SCHEDULE 2.3 and except for such matters that would not have a Material Adverse Effect on the Division, the execution and delivery of this Agreement by the Seller, and the consummation of the transactions contemplated herein by the Seller, will not: (i) violate or conflict with any of the provisions of any charter document or bylaws of the Seller; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, or other agreement, document or instrument to which the Seller is a party or by which the Seller or any of its properties may be bound; (iii) violate any provision of law or any valid and enforceable court order or ruling of any governmental authority, to which the Seller is a party or by which any of its properties may be bound; or (iv) result in the creation or imposition of any lien or other encumbrance upon any of the Assets.

     SECTION 2.4.   TITLE TO AND CONDITION OF THE ASSETS.

     The Seller (a) except for the contracts listed on SCHEDULE 2.4(a), has good and valid title to all the Assets and (b) except for Permitted Liens (as hereafter defined), owns the Assets free and clear of all title defects or liens, security interests or other encumbrances. "Permitted Liens" shall mean (i) the security interests, easements or other encumbrances described on SCHEDULE 2.4(b); (ii) liens in connection with workers' compensation, unemployment insurance or other social security obligations;
(iii) deposits, pledges or liens to secure the performance of

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bids, tenders, contracts, leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature arising in the ordinary course of business; (iv) mechanics', workers', carriers', warehousemen's, materialmen's, landlords' or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted; (v) liens or attachments, judgments or awards with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, and which are otherwise being contested in good faith and by appropriate proceedings diligently conducted; and (vi) liens for taxes, assessments, fees or governmental charges or levies not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted. The equipment owned or used by the Division is in good operating condition and repair (ordinary wear and tear excepted), except where the failure to be in good operating condition and repair would not have a Material Adverse Effect on the Division.

     The Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible, used by the Seller and necessary for the conduct of the business of the Division as currently conducted, except where the failure to comprise such assets, properties and rights would not have a Material Adverse Effect on the Division.

     SECTION 2.5.   NO VIOLATION OF LAW.

     The Seller is not in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, relating to the Assets or the business of the Division, except for violations, if any, which would not have a Material Adverse Effect on the Division. To the knowledge of the Seller, the Seller has received no written notice of any enforcement action against the Seller relating to the business of the Division or the Assets in connection with any violation or alleged violation of applicable law, except any violation or alleged violation that would not have a Material Adverse Effect on the Division.

     SECTION 2.6.   FINANCIAL STATEMENTS.

          (a) The Seller has previously furnished to the Buyer the internal unaudited balance sheet of the Division at December 31, 1999 and May 31, 2000 (the "Recent Balance Sheet") (collectively, the "Financial Statements"), copies of which are attached hereto as SCHEDULE 2.6. The Financial Statements present fairly in all material respects the financial position of the Division as of the indicated dates and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied through the periods included, excluding footnotes and year-end adjustments with respect to the May 2000 financials.

          (b) Since May 31, 2000, the Division's business has been conducted only in the ordinary course consistent with past practice.

     SECTION 2.7.   ASSIGNED CONTRACTS.

     Except as set forth on SCHEDULE 2.7, each Assigned Contract is in full force and effect on the date hereof (except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect) and the Seller is not in default under any Assigned

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Contract, the Seller has not given or received notice of any default under any Assigned Contract, and, to the knowledge of the Seller, no other party to any Assigned Contract is in default thereunder.

     SECTION 2.8.   LITIGATION AND RELATED MATTERS.

     Except as set forth on SCHEDULE 2.8, there are no actions, suits, proceedings, investigations or grievances pending or, to the knowledge of the Seller, threatened against the Seller which involve the Division, at law or in equity, before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, "Agencies). Except as set forth on SCHEDULE 2.8, the Seller is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Division or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Division or its employees.

     SECTION 2.9.   INTELLECTUAL PROPERTY.

     SCHEDULE 2.9 lists the domestic and foreign patents, patent applications, patent licenses, software licenses, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned by the Seller and used in the operation of the Division (collectively, the "Intellectual Property"). Unless otherwise indicated on
SCHEDULE 2.9, the Seller has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Seller in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated on SCHEDULE 2.9, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on SCHEDULE 2.9; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated on SCHEDULE 2.9, there are no pending proceedings or adverse claims made or, to the knowledge of the Seller, threatened against the Seller with respect to the Intellectual Property; and the Seller has no knowledge that
(i) the Intellectual Property or the use thereof by the Seller conflicts with any patents, patent applications, patent licenses, trade names, trademarks, service marks, trademark registrations or applications, service mark registrations or applications, or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Seller.

     SECTION 2.10.  ACCOUNTS RECEIVABLE.

     The accounts receivable included in the Assets represent valid and bona fide sales to third parties incurred in the ordinary course of business, subject to no defenses, set-offs or counterclaim and are collectible (subject to an allowance for doubtful accounts in an amount equal to $100,000) in accordance with their terms at their recorded amounts.

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     SECTION 2.11.  INVENTORIES.

     The inventories included in the Assets consist of items of a quality and quantity which are useable or saleable in the ordinary course of business. All of the inventories have been maintained at adequate levels for the business of the Division in normal course consistent with past practice, no change has occurred in such inventories which affects or will affect their useability or salability, no writedown of the value of such inventories has occurred or is required under GAAP, and no additional amounts have been reserved with respect to such inventories.

     SECTION 2.12.  BUSINESS RELATIONS.

     SCHEDULE 2.12 sets forth a complete and accurate list of (i) all customers that accounted for 5% or more of the Division's sales for the twelve (12) months ended December 31, 1999 and for the five (5) months ended May 31, 2000 and (ii) all material suppliers of the Division. To the knowledge of the Seller, no such customer or supplier identified on
SCHEDULE 2.12 intends or has threatened (orally or in writing) to cease to do business with the Division or intends to modify such relationship in a manner which could reasonably be expected to have a Material Adverse Effect on the Division, including reductions in volumes or margins.

     SECTION 2.13.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

     Except as set forth on SCHEDULE 2.13, since June 1, 2000, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Division (whether or not covered by insurance) that could have a Material Adverse Effect on the Division, (b) any material adverse change in the business, operations, assets, financial condition or results of operations of the Division, (c) any entry into any transaction, commitment or agreement material to the Division, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) any increase which is material in the compensation payable or to become payable by the Seller to the Division officers, employees or agents or any increase which is material in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers, employees or agents, or
(e) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license material to the Division.

     ARTICLE 3:  BUYER'S AND PARENT'S REPRESENTATIONS AND WARRANTIES

     The Buyer and the Parent hereby represent and warrant to the Seller the following:

     SECTION 3.1.   ORGANIZATION.

          (a) The Buyer is a limited partnership duly organized and validly existing under the laws of the State of Texas and has all requisite partnership power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in every state in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the Buyer.

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          (b)  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry one and conduct its business as it is now being conducted and to own or lease its properties and assets.

     SECTION 3.2.   POWER AND AUTHORITY OF THE BUYER AND THE PARENT.

     Each of the Buyer and the Parent has the right, power and capacity to execute, deliver and perform this Agreement and the Note, the Registration Rights Agreement, the Security Agreement and the Guaranty (collectively, the "Transaction Documents"), to the extent a party thereto, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Parent. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each of the Buyer and the Parent and constitutes the legal, valid and binding obligations of the Buyer and Parent, to the extent a party thereto, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally, or equitable principles.

     SECTION 3.3.   CONFLICTS; REQUIRED CONSENTS.

     The execution and delivery of this Agreement and the other Transaction Documents by each of the Buyer and the Parent, to the extent a party thereto, and the consummation of the transactions contemplated herein and therein by the Buyer and the Parent, will not: (i) violate or conflict with any of the provisions of the certificate of limited partnership or partnership agreement of the Buyer or any charter documents or bylaws of the Parent; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, or other agreement, document or instrument to which the Buyer or the Parent is a party or by which the Buyer or the Parent or any of their respective properties may be bound; or (iii) violate any provision of law or any valid and enforceable court order or ruling of any governmental authority, to which the Buyer or the Parent is a party or by which the Buyer or the Parent or any of their properties may be bound and which would have an adverse effect on the ability of the Buyer or the Parent to perform their respective obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

     SECTION 3.4.   NO VIOLATION OF LAW.

     Neither the Buyer nor the Parent is not in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it or the business in which it is engaged, except for violations, if any, which would not have a Material Adverse Effect on the Buyer or the Parent. To the knowledge of the Buyer or the Parent, neither the Buyer or the Parent has received written notice of any enforcement action against the Buyer or the Parent relating to the business of the Buyer or the Parent or their assets in connection with any violation

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or alleged violation of applicable law, except any violation or alleged violation that would not have a Material Adverse Effect on the Buyer or the Parent.

     SECTION 3.5.   PARENT'S FINANCIAL STATEMENTS.

     The Parent's audited financial statements for the fiscal year ended December 31, 1999, as filed with its Annual Report on Form 10-KSB, and its unaudited financial statements for the quarter ended March 31, 2000, as filed with its Quarterly Report on Form 10-QSB, present fairly in all material respects the financial position and results of operations for the Parent as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP consistently applied through the periods included, excluding footnotes and year-end adjustments with respect to the March 31, 2000 financials.

     SECTION 3.6.   SEC FILINGS.

     The Parent became a company subject to the reporting requirements under Section 12 of the Securities Exchange Act of 1934 effective March 19, 2000 and since such time has filed all reports and statements required to be filed under such Act.

                  ARTICLE 4:  COVENANTS OF THE PARTIES

     SECTION 4.1.   REASONABLE EFFORT; PREPARATION OF SUPPORTING DOCUMENTS.

     The parties acknowledge and agree that, as of the Closing, the Seller will not have obtained the consents and approvals set forth on SCHEDULE
2.3. Notwithstanding the foregoing, the Seller shall use commercially reasonable efforts to assist the Buyer in obtaining such consents and approvals following the Closing; PROVIDED, HOWEVER, that the Seller shall not be required to expend any money in connection with such efforts. In addition, the parties will take such actions, furnish such information, and prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the other party may reasonably request from time to time, after the Closing, with respect to compliance with the obligations of the Buyer or the Seller in connection with the transactions contemplated hereby.

     SECTION 4.2.   POST-CLOSING ACCESS.

     It is recognized that each party may need tax, financial or other data after the Closing with respect to the business of the Division (or the Seller) otherwise covering several fiscal periods prior to the Closing to facilitate the preparation of tax returns or in connection with any audit, investigation, litigation, amended return, claim for refund or any proceeding in connection therewith or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other governmental organization or agency. Each party will render to the other party reasonable cooperation and will afford access during normal business hours with respect to periods prior to and including the Closing to the other party and their respective auditors, accountants, counsel or other authorized representatives for such purpose. Each party will bear all out-of-pocket costs and expenses incurred by the other party (excluding salaries or wages of its employees) with respect to such other party's obligations pursuant to this Section 4.2.

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     SECTION 4.3.   TAX MATTERS.

          (a) All sales, transfer, real property transfer, document recording fees and similar taxes (excluding for this purpose, income taxes), arising out of or in connection with the consummation of the transactions contemplated herein shall be paid by the Buyer.

     SECTION 4.4.   EMPLOYEE MATTERS.

          (a) EMPLOYEES. The Buyer agrees to offer employment to all of the persons listed on SCHEDULE 4.4 (the "Employees"), effective as of the Closing.

          (b) INSURANCE COVERAGES FOR EMPLOYEES. The Buyer agrees to provide immediate coverage for the Employees who accept employment with the Buyer, effective as of 12:00 a.m. on the date hereof, under a group health insurance plan sponsored by the Buyer, which provides group health insurance coverage similar to that provided by the Seller's plans. The Buyer will use its best efforts to waive all waiting or elimination periods and preexisting condition limitations of such plan for the Employees and to equalize deductibles for the year for the Employees.

          (c) WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT. The Seller shall terminate the employment of the Employees as of the Closing. As the Buyer agrees to offer employment to all of the Employees, the parties do not anticipate that the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 (the "WARN Act") will be applicable. Notwithstanding the foregoing, the Buyer agrees to indemnify and hold harmless the Seller from and against any liability arising under the WARN Act with respect to the employees of the Seller whose termination of employment occurs on the date hereof and the Seller agrees to indemnify and hold harmless the Buyer from and against any liability under the WARN Act with respect to the employees of the Seller on account of the Seller's actions taken prior to the date of Closing. This indemnification provision shall survive the Closing and shall remain effective concurrent with the legal limitations period applicable to such WARN Act liability.

     SECTION 4.5.   SELLER ASSISTANCE.

     The Seller agrees that it will provide assistance to the Buyer in the transition of the operation of the Division after the Closing as reasonably requested by the Buyer. The Buyer will reimburse the Seller for reasonable costs and expenses the Seller may incur in connection with such transition.

     SECTION 4.6.   DELIVERY OF FINANCIALS.

     The Seller agrees to deliver to the Buyer within twenty (20) days following the Closing the unaudited statements of income and cash flow for the Division for the periods ended December 31, 1999 and May 31, 2000. Upon delivery, such statements shall constitute a part of the Financial Statements.

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                        ARTICLE 5:  MISCELLANEOUS

     SECTION 5.1.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

          (a) The representations and warranties of the Buyer and the Seller set forth in this Agreement shall survive for a period of eighteen
(18) months following the date of the Closing except that the representation and warranty in the first sentence of Section 2.4 shall survive indefinitely. All covenants and agreements of the parties hereto shall survive indefinitely, unless another time period is expressly provided for herein, in which case such covenant or agreement shall survive for such time period.

          (b) The Seller agrees to indemnify and hold harmless the Buyer and its directors, officers, employees, representatives and agents ("Buyer Indemnified Parties") from, against and in respect of any and all Buyer Losses (as defined below) suffered, sustained or incurred or required by a court of competent jurisdiction to be paid by any of them by reason of (i) any representation or warranty made by the Seller in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by the Seller to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby; or (iii) any liability of the Seller which does not constitute an Assumed Liability; except that the Seller shall not be responsible for indemnification hereunder to the extent (and proportionate to the extent) that the Buyer Loss results from a Buyer Indemnified Party's own gross negligence or willful misconduct. For purposes of this SECTION 5.1, consequential damages or any damages to the extent attributable to a failure by a Buyer Indemnified Party to use reasonable efforts to mitigate damages shall not constitute Buyer Losses and shall not otherwise be recoverable. "Buyer Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Seller's consent, which consent may not be unreasonably withheld), losses, liabilities, deficiencies, costs (including, without limitation, reasonable attorneys' fees), taxes, penalties, fines, interest, monetary sanctions and expenses incurred by a Buyer Indemnified Party, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders.

          (c) The Buyer agrees to indemnify and hold harmless the Seller and its directors, officers, employees, representatives and agents ("Seller Indemnified Parties") from, against, for and in respect of any and all Seller Losses (as defined below) suffered, sustained or incurred or required by a court of competent jurisdiction to be paid by the Seller by reason of (i) any representation or warranty made by the Buyer in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by the Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby, including without limitation, any failure to perform or discharge any Assumed Liability; or (iii) the ownership of the Assets or the operation of the business of the Division following the Closing except for Seller Losses arising from any action or failure to act by the Seller prior to the Closing; except that the Buyer shall not be responsible for indemnification hereunder to the extent (and proportionate to the extent) that the Seller Loss results from a Seller Indemnified Party's own gross negligence or willful misconduct. For purposes of this SECTION 5.1, consequential damages or any damages to the extent attributable to a failure by a Seller Indemnified Party to use reasonable efforts to mitigate damages shall not constitute Seller Losses and shall not otherwise be recoverable. "Seller Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Buyer's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees), taxes, penalties, fines, interest, monetary sanctions and expenses incurred by a Seller Indemnified Party, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders.

          (d) Except to the extent set forth in the next sentence, the Buyer and the Seller will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a written notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this SECTION 5.1, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer Losses, the Seller shall be the "Indemnifying Party" and the Buyer and its directors, officers, employees, representatives and agents shall be the "Indemnified Parties." With respect to Seller Losses, the Buyer shall be the "Indemnifying Party" and the Seller and its directors, officers, employees, representatives and agents shall be the "Indemnified Party."

          (e) Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

          (f) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not make a claim against the Seller for indemnification under this SECTION 5.1 for a breach of a representation or warranty of the Seller contained herein unless and until the aggregate amount of such claims against the Seller exceeds $150,000 (the "Deductible Amount"), after which point, the Seller shall be liable for all Buyer Losses in excess of the Deductible Amount. The aggregate amount of the Seller's liability to the Buyer Indemnified Parties pursuant to this
SECTION 5.1 shall in no event exceed the Purchase Price. The amount of any Buyer Losses or Seller Losses for which indemnification is provided hereunder shall be reduced by (x) any related tax benefits if and when actually realized and received and (y) any insurance recovery if and when actually realized or received, in each case in respect of such Buyer Losses or Seller Losses, as the case may be.

          (g) The parties acknowledge and agree that indemnification pursuant to this SECTION 5.1 shall be the exclusive remedy of the Buyer Indemnified Parties and Seller Indemnified Parties for any Buyer Losses or Seller Losses, as the case may be, excluding matters involving fraud; provided that nothing herein is intended to limit enforcement of the Seller's rights under the Note, the Security Agreement, the Registration Rights Agreement or the Guaranty. Subject to compliance with SECTION 5.1(d), the Seller acknowledges that the Buyer will have an express right to setoff against the Note with respect to any Buyer Losses; provided that if the existence or amount of a Buyer Loss has not been agreed to by the Seller or determined by a court of competent jurisdiction pursuant to a judgment at the time of the proposed setoff, the Buyer shall deposit into an escrow account funds that are otherwise payable to the Seller under the Note equal to the disputed amount pending final resolution.

          (h) The parties agree that in the event of a dispute hereunder, the prevailing party in such dispute shall be entitled to reimbursement of reasonable attorneys' fees and related expenses incurred with respect to such dispute.

     SECTION 5.2.   EXPENSES.

     Except as otherwise specifically provided in this Agreement, the Seller and the Buyer will each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transaction contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

     SECTION 5.3.   ENTIRE AGREEMENT.

     This Agreement (including the schedules, the Note, the Security
Agreement, the Registration Rights Agreement, the Guaranty and the other exhibits hereto) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.
Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the parties in writing.

     SECTION 5.4.   WAIVERS.

     No waiver by a party with respect to any breach or default or of any right or remedy and no course of dealing or performance, will be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver is expressed in writing signed by the party to be bound. Failure of a party to exercise any right will not be deemed a waiver of such right or rights in the future.

     SECTION 5.5.   PARTIES BOUND BY AGREEMENT, SUCCESSORS AND ASSIGNS.

     The terms, conditions and obligations of this Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Neither the Buyer nor the Seller shall transfer or assign its rights, duties or obligations hereunder or any part thereof to any other person or entity without the prior written consent of the other party except that the Buyer may assign its rights hereunder, without the prior consent of the Seller, to (i) a wholly owned subsidiary provided that the Buyer shall remain responsible hereunder or (ii) a successor of any portion of its business, which successor agrees in writing to assume all of the Buyer's obligations hereunder.

     SECTION 5.6.   COUNTERPARTS.

     This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

     SECTION 5.7.   NOTICES.

     Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto must be in writing and delivered personally (including by overnight courier or express mail service) or sent by registered or certified mail, or be transmitted by facsimile or other means of electronic data transmission, confirmed by express mail or overnight courier, in each case with postage or fees prepaid.

     If to the Buyer:         Netvoice Encom LP
                              c/o NetVoice Technologies Corporation
                              13747 Montfort Drive, Suite 250
                              Dallas, Texas 75240
                              Attention:  Jeff Rothell
                              Telephone No.  (972) 788-2988
                              Facsimile No.  (972) 788-2995

     If to the Guarantor:     NetVoice Technologies Corporation
                              13747 Montfort Drive, Suite 250
                              Dallas, Texas 75240
                              Attention:  Jeff Rothell
                              Telephone No.  (972) 788-2988
                              Facsimile No.  (972) 788-2995

     With copies to:          Locke Liddell & Sapp LLP
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention:  Jack E. Jacobsen
                              Telephone No.  (214) 740-8553
                              Facsimile No.  (214) 740-8800

     If to the Seller:        World Access, Inc.
                              945 East Paces Ferry Road
                              Suite 2200
                              Atlanta, Georgia 30026
                              Attention:  W. Tod Chmar
                              Telephone No.  (404) 231-2025
                              Facsimile No.  (404) 262-2598

     With a copy to:          Long Aldridge & Norman LLP
                              303 Peachtree Street, N.E. Suite 5300
                              Atlanta, Georgia 30308
                              Attention:  H. Franklin Layson
                              Telephone No.  (404) 527-4052
                              Facsimile No.  (404) 527-4198

or to such other address as may be specified from time to time in a notice given by such party. Any notice which is delivered personally in the manner provided herein will be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided will be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of the actual receipt.

     SECTION 5.8.   BROKERAGE.

     The Seller and the Buyer do hereby expressly warrant and represent, each to the other, that no broker, agent, or finder has rendered services in connection with the transaction contemplated under this Agreement other than a fee the Buyer owes to Best, Patterson & Crothers, Ltd. The Seller hereby indemnifies and agrees to hold harmless the Buyer from and against any and all losses arising or resulting, or sustained or incurred by the Buyer, by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by the Seller in connection with the transactions contemplated by this Agreement. The Buyer hereby indemnifies and agrees to hold harmless the Seller from and against any and all losses arising or resulting, or sustained or incurred by the Seller by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by the Buyer in connection with the transactions contemplated under this Agreement.

     SECTION 5.9.   GOVERNING LAW.

     The validity, interpretation and performance of this agreement and any dispute connected with this agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Georgia (exclusive of such state's choice or conflicts of laws rules).

     SECTION 5.10.  PUBLIC ANNOUNCEMENTS.

     No public announcement may be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of the Seller and the Buyer, provided that either party may make such disclosure if advised by counsel that it is required to do so by applicable law or regulation of any governmental agency or stock exchange upon which securities of such party are registered. The Seller and the Buyer will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

     SECTION 5.11.  NO THIRD PARTY BENEFICIARIES.

     There exists no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     SECTION 5.12.  BULK SALES LAW.

     The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales law of any state, and the Seller (i) covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against the Buyer and (ii) shall indemnify and hold harmless the Buyer for any losses it may incur, in each case by reason of such non-compliance to the extent such liabilities are not assumed by the Buyer under this Agreement.

     SECTION 5.13.  NO LIENS CREATED.

     This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons.

     SECTION 5.14.  MATERIAL ADVERSE EFFECT.

     As used in this Agreement, the phrase "Material Adverse Effect" shall mean, with respect to an entity, any change, circumstances or effect or any breach of the provisions of this Agreement that, individually or in the aggregate with all other changes, circumstances and effects or breaches, is or would reasonably be expected to be materially adverse to (a) the business condition or results of operations of such entity and its subsidiaries taken as a whole, or (b) the ability of such party to consummate the transactions contemplated by this Agreement.
Notwithstanding the foregoing, any change, circumstance or effect relating
(i) to the economy or financial markets in general, (ii) any industry in which the Seller operates in general not specifically relating to the Division or (iii) to applicable law shall not constitute a Material Adverse Effect on the Division.

     SECTION 5.15.  KNOWLEDGE.

     As used in this Agreement, the phrase "knowledge of the Seller" shall mean the knowledge of Greg Somers, Scott Birdwell, Jeff Becker, Chris Johns, Fred Sifuentes and Barry Marable after reasonable inquiry.

     SECTION 5.16.  PARENT GUARANTY.

     Parent agrees to execute and deliver to the Seller the Guaranty.



                  [the next page is the signature page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                            WORLD ACCESS TELECOMMUNICATIONS GROUP, INC.


                            By: /s/ MARK A. GERGEL
                               --------------------------------------

                            Name: Mark A. Gergel
                                 ------------------------------------

                            Title: Vice President
                                  -----------------------------------

                            NETVOICE ENCOM LP

                            By:   NETVOICE ENCOM GP, INC.
                                  general partner


                                  By: /s/ NABIL LOPEZ
                                     --------------------------------

                                  Name: Nabil Lopez
                                       ------------------------------

                                  Title: President
                                        -----------------------------


                            NETVOICE TECHNOLOGIES CORPORATION


                            By: /s/ JEFF ROTHELL
                               -----------------------------------------

                            Name: Jeff Rothell
                                 ---------------------------------------

                            Title: President and Chief Executive Officer
                                  --------------------------------------